Exhibit 99.1

Array BioPharma Reports Financial Results for the Fourth Quarter and Full Year of Fiscal 2012

Five Potential Phase 3 Decisions by the End of 2013

BOULDER, Colo.--(BUSINESS WIRE)--August 13, 2012--Array BioPharma Inc. (NASDAQ: ARRY) today reported results for the fourth quarter and full year of fiscal 2012.

Array reported revenue of $20.7 million for the fourth quarter of fiscal 2012, compared to revenue of $19.0 million for the same period in fiscal 2011. The Company recorded expenses of $14.9 million on proprietary research and development for the quarter to advance its clinical development and discovery programs, compared to $19.3 million during the same period last year. Array reported a net loss of $8.0 million, or ($0.09) per share, for the fourth quarter, compared to a net loss of $21.8 million, or ($0.38) per share, for the same period last year. Array ended the fourth quarter of fiscal 2012 with $90 million in cash, cash equivalents and marketable securities.

Array reported revenue of $85.1 million for the fiscal year ended June 30, 2012, compared to revenue of $71.9 million for fiscal 2011. Net loss for the fiscal year ended June 30, 2012 was $23.6 million, or ($0.33) per share, compared to a net loss of $56.3 million, or ($1.02) per share, reported in fiscal 2011. Array spent $56.7 million in proprietary research and development for the year, compared to $63.5 million for fiscal 2011.

Array is evolving into a late-stage development company, with two wholly-owned programs, ARRY-614 and ARRY-520, and three partnered programs, selumetinib partnered with AstraZeneca, MEK162 partnered with Novartis, and danoprevir, partnered with InterMune / Roche, having potential Phase 3 decisions by the end of calendar year 2013.

Array currently has ten drug candidates in Phase 2 clinical development, seven of which are funded through partnerships with global pharmaceutical and biotechnology companies. Over the next year, the company expects results from the following five clinical trials:

  Phase 1 dose escalation trial for the new formulation of ARRY-614 in patients with myelodysplastic syndromes
  Phase 2 combination trial for ARRY-520 plus dexamethasone in patients with multiple myeloma who are refractory to Revlimid® (lenalidomide), Velcade® (bortezomib) and dexamethasone therapy
  Phase 1b combination trial for ARRY-520 plus Velcade in patients with relapsed or refractory multiple myeloma
  Phase 2a trial for ARRY-502 in patients with persistent asthma
  Phase 2a trial for AMG151 trial in patients with Type 2 diabetes

Ron Squarer, Chief Executive Officer of Array, noted, “We made great progress from a financial standpoint in fiscal 2012. We recorded a double-digit increase in annual revenue while managing our spending and strengthening our cash position. Looking ahead, we are evolving into a late-stage development company, moving towards multiple pivotal trials by the end of calendar year 2013.”

Mr. Squarer added, “We are excited about the recently announced Phase 2 clinical trial results for ARRY-797 which showed statistically significant pain reduction on top of NSAIDS compared to placebo plus NSAIDs in osteoarthritis patients suffering from moderate to severe knee pain. Remarkably, for patients who completed the trial, the level of pain relief demonstrated by ARRY-797, a non-opioid drug, was comparable with oxycodone ER, a proven, powerful opioid with significant tolerability and safety issues. The drop-out rate for oxycodone ER was more than five times greater than for ARRY-797. In addition, we remain confident that AstraZeneca and Novartis will continue development of selumetinib and MEK162, respectively, based on the potential these products hold for patients as demonstrated in their Phase 2 trials shared at ASCO.”

UPDATES ON KEY PROGRAMS

ARRY-797 – p38 inhibitor for pain: Array announced in July 2012 that ARRY-797, a non-opioid, met its primary endpoint in a randomized, placebo-controlled and active-controlled (oxycodone ER) Phase 2 clinical trial in 157 osteoarthritis patients suffering from moderate to severe knee pain despite the use of non-steroidal anti-inflammatory drugs (NSAIDs). Patients in all treatment groups continued using NSAIDs throughout the trial. ARRY-797 is a novel, oral, selective p38 inhibitor with a mechanism of action unique from that of currently approved pain medications.

Treatment with ARRY-797 resulted in a statistically significant reduction in pain over a 28-day period compared to placebo, as measured using the Western Ontario and McMaster Universities Arthritis Index (WOMAC®) pain subscale (a 0 – 10 numerical pain rating scale). Patients receiving ARRY-797 experienced a mean reduction in the WOMAC pain subscale score at day 28 vs. baseline that was 0.8 greater than those receiving placebo (2.4 vs. 1.6; one-sided p = 0.0247). Oxycodone ER was used as the active control for the trial and achieved improvement of 0.28 versus Placebo due to a higher discontinuation rate. ARRY-797 also showed improvement relative to placebo or oxycodone ER in additional measures including, WOMAC physical function, WOMAC stiffness and the Patient’s Treatment Satisfaction Measure. The discontinuation rate due to adverse events was higher in patients treated with oxycodone ER (34%) than for either the ARRY-797 (6%) or placebo (8%) treatment groups. In patients completing the trial, the reduction in WOMAC pain observed for ARRY-797 was comparable to that seen with oxycodone ER.

In this trial, ARRY-797 was considered overall to be well-tolerated at the selected dose of 400 mg twice-daily. The most common adverse events observed in patients treated with ARRY-797 were dizziness, diarrhea and nausea, which were mainly mild in severity. ARRY-797 treatment was associated with sporadic, transient increases in creatine kinase and aspartate aminotransferase. Mild prolongations of the QTc interval and sustained decreases in systolic and diastolic blood pressure were also observed. Given the scope of a development program in pain, Array will seek an appropriate partner to maximize the value of this drug.

ARRY-614 – Dual p38/Tie2 inhibitor for Myelodysplastic Syndromes (MDS): Array advanced ARRY-614 in a Phase 1 clinical trial in patients with MDS using an optimized formulation of the drug with improved plasma exposure and lower inter-subject variability. Array intends to meet with the FDA to discuss the development plan to support registration.

ARRY-520 – KSP inhibitor for Multiple Myeloma (MM): Array advanced ARRY-520 in three clinical trials:

1. Phase 2 trial in combination with dexamethasone in patients with MM refractory to Revlimid, Velcade and dexamethasone therapy

2. Phase 1b trial in combination with Velcade plus dexamethasone in patients with relapsed or refractory MM

3. Phase 1b investigator-sponsored trial in combination with Kyprolis® (carfilzomib) in patients with relapsed or refractory MM who are refractory or intolerant to Velcade therapy

Positive results in any one of these trials could define a path to late stage development.

ARRY-502 – CRTh2 antagonist for asthma: Array continued a Phase 2a trial with ARRY-502, a CRTh2 antagonist, in patients with persistent asthma. Array expects top-line results from this trial during the second quarter of calendar 2013 and intends to seek a partner for further development of ARRY-502 in this large- market disease indication.

Selumetinib (AZD6244) (AstraZeneca) – MEK inhibitor for cancer: Results for selumetinib in patients with KRAS mutation-positive NSCLC were presented in June 2012 at the American Society of Clinical Oncology (ASCO) annual meeting. This double-blind, randomized Phase 2 study showed statistically significant improvement in progression-free survival, objective response rate, and alive and progression-free at six months as well as longer median overall survival of 9.4 versus 5.2 months in favor of selumetinib in combination with docetaxel versus docetaxel alone. In addition, AstraZeneca initiated a bioequivalence trial comparing the current Phase 2 and planned Phase 3 capsule formulations. And Array expects results to be reported this year for the Phase 2 trial with selumetinib in combination with dacarbazine versus dacarbazine alone as first-line treatment in patients with BRAF-mutant melanoma.

MEK162 (Novartis) – MEK inhibitor for cancer: Novartis and Array are currently conducting eleven clinical trials, including two Phase 2 trials, three Phase 1b trials in combination with different PI3 kinase inhibitors, two Phase 1b trials in combination with different RAF inhibitors and one Phase 1b trial in combination with paclitaxel. Promising data on MEK162 in an ongoing Phase 2 trial of patients with BRAF and NRAS mutated advanced melanoma were presented at the ASCO annual meeting. In this trial, MEK162 showed clinical activity and good tolerability in patients with BRAF or NRAS melanoma. This is the first targeted therapy to show activity in patients with NRAS mutated melanoma.

OTHER DEVELOPMENTS

  In July, Array received an $8.5 million milestone in its collaboration on AMG 151 with Amgen Inc. The milestone was achieved after Amgen reached a pre-defined patient enrollment level in a Phase 2a clinical trial in patients with Type 2 diabetes.
  At the 2012 ASCO annual meeting, Genentech, a member of the Roche Group, presented results from a Phase 1b dose escalation trial showing that GDC-0068, an AKT inhibitor invented by Array scientists, was well-tolerated, when combined with Taxotere or mFOLFOX6, up to the single-agent maximum tolerated dose. Both combinations show evidence of clinical benefit, including in patients with PI3K/Akt pathway alterations and with prior taxanes or platinum agent treatment.
  In April, Genentech initiated a Phase 1 trial with GDC-0575, a Chk-1 inhibitor Array licensed to Genentech, to evaluate multiple ascending-doses alone and in combination with Gemzar® (gemcitabine).

CONFERENCE CALL INFORMATION

Array will hold a conference call on Tuesday, August 14, 2012, at 9:00 a.m. eastern time to discuss these results. Ron Squarer, Chief Executive Officer, and Michael Carruthers, Chief Financial Officer, will lead the call.

Date:	Tuesday, August 14, 2012
Time:	9:00 a.m. eastern time
Toll-Free:	800-561-2718
Toll:	617-614-3525
Pass Code:	62242246

Webcast & Conference Call Slides:
http://investor.arraybiopharma.com/phoenix.zhtml?c=123810&p=irol-irhome

A replay of the call will be available as a webcast on www.arraybiopharma.com

About Array BioPharma

Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small-molecule drugs to treat patients afflicted with cancer and inflammatory diseases. Array is evolving into a late-stage development company, with two wholly-owned programs, ARRY-614 and ARRY-520, and three partnered programs, selumetinib partnered with AstraZeneca, MEK162 partnered with Novartis, and danoprevir, partnered with InterMune / Roche, having potential Phase 3 decisions by the end of calendar year 2013. For more information on Array, please go to www.arraybiopharma.com.

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the timing of the announcement of the results of clinical trials for our proprietary and our partnered programs, the timing of the completion or initiation of further development of our wholly-owned and our partnered programs, our potential to earn future milestone and royalty payments under our collaboration agreements, expectations that events will occur that will result in greater value for the Company, the potential for the results of ongoing preclinical and clinical trials to support regulatory approval or the marketing success of a drug candidate, our ability to partner our proprietary drug candidates for up-front fees, milestone and/or royalty payments, our future plans to progress and develop our proprietary programs and the plans of our collaborators to progress and develop programs we have licensed to them, and our plans to build a late-stage development company. These statements involve significant risks and uncertainties, including those discussed in our most recent annual report filed on Form 10-K, in our quarterly reports filed on Form 10-Q, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, our ability to continue to fund and successfully progress internal research and development efforts and to create effective, commercially viable drugs; risks associated with our dependence on our collaborators for the clinical development and commercialization of our out-licensed drug candidates; the ability of our collaborators and of Array BioPharma Inc. to meet objectives tied to milestones and royalties; our ability to effectively and timely conduct clinical trials in light of increasing costs and difficulties in locating appropriate trial sites and in enrolling patients who meet the criteria for certain clinical trials; risks associated with our dependence on third-party service providers to successfully conduct clinical trials within and outside the United States; our ability to achieve and maintain profitability and maintain sufficient cash resources; the extent to which the pharmaceutical and biotechnology industries are willing to in-license drug candidates for their product pipelines and to collaborate with and fund third parties on their drug discovery activities; our ability to out-license our proprietary candidates on favorable terms; and our ability to attract and retain experienced scientists and management. We are providing this information as of August 13, 2012. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

Array BioPharma Inc.
Condensed Statements of Operations
(Unaudited)
(in thousands, except per share amounts)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2012	2011	2012	2011

Revenue
License and milestone revenue	$17,622	$15,595	$71,249	$53,426
Collaboration revenue	3,042	3,451	13,886	18,475
Total revenue	20,664	19,046	85,135	71,901

Operating expenses
Cost of revenue	6,259	7,635	24,261	28,916
Research and development for proprietary
programs	14,877	19,279	56,719	63,498
General and administrative	4,473	4,292	15,202	16,261
Total operating expenses	25,609	31,206	96,182	108,675

Gain (Loss) from operations	(4,945)	(12,160)	(11,047)	(36,774)

Other income (expense)
Realized gains (losses) on auction rate securities, net	-	-	-	1,891
Interest income	15	16	32	406
Interest expense	(3,095)	(9,608)	(12,566)	(21,847)
Total other expense, net	(3,080)	(9,592)	(12,534)	(19,550)

Net loss	$(8,025)	$(21,752)	$(23,581)	$(56,324)

Weighted average shares outstanding -
basic and diluted	90,897	56,991	70,619	55,447

Net loss per share - basic and diluted	$(0.09)	$(0.38)	$(0.33)	$(1.02)

Summary Balance Sheet Data
(in thousands)
	June 30,	June 30,
	2012	2011

Cash, cash equivalents and marketable securities	$89,650	$64,708
Property, plant and equipment, gross	$86,287	$85,968
Working capital	$17,171	$754
Total assets	$108,073	$89,374
Long-term debt, net	$92,256	$91,540
Stockholders' equity	$(85,806)	$(130,858)

CONTACT:
Array BioPharma
Tricia Haugeto, 303-386-1193
thaugeto@arraybiopharma.com